UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 18, 2018

ENERGY FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36583	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road, Suite B Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

* * * * *

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

* * * * *

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2018, Energy Focus, Inc. (the “Company”) appointed Jerry Turin as Chief Financial Officer and Secretary, effective May 29, 2018. Mr. Turin will replace Michael H. Port, who has been serving as the Company’s Chief Financial Officer and Secretary since March 2017 and will leave the Company to pursue other opportunities in August 2018.

Mr. Turin is an experienced Chief Financial Officer with more than 20 years of strategic leadership in corporate finance, business strategy, turnarounds, mergers and acquisitions, capital raising and investor relations within public and privately-held companies. He brings to Energy Focus deep technology, operational and financial experience in semiconductors, optical components and LED solutions. Mr. Turin, age 55, served as Chief Financial Officer of Intematix Inc., a venture-owned supplier of phosphors and lighting solutions for the LED market from October 2014 to March 2017. Prior to that, Mr. Turin served as the Chief Financial Officer of Oclaro Inc., a publicly traded supplier of optical solutions for network equipment customers, from August 2008 to November 2013. Mr. Turin was Oclaro Inc.’s Corporate Controller from July 2005 to July 2008, and also Vice President of Finance from April 2008 to July 2008. Earlier in his career, Mr. Turin was Director of Finance at Silicon Spice and Corporate Controller at Cirrus Logic. Mr. Turin received a Bachelor of Commerce degree from the University of Alberta and began his career with 11 years at Deloitte & Touche, progressing through multiple levels to Senior Manager.

Mr. Turin will receive an initial base salary of $300,000 and is eligible for a performance-based bonus of 50% of base salary at target level, of which a minimum $75,000 is guaranteed for 2018 if he remains employed through the payment date with respect to the Company’s 2018 fiscal year bonus plan. In connection with his appointment, he also will be granted Restricted Stock Units (“RSUs”) and Stock Options that vest over three years and have a total grant date value of approximately $225,000, of which $112,500 will be in the form of RSUs (with the number of units calculated using the 30-day average closing price of the Company’s stock for the period ending on the last trading day prior to the grant date) and the number of Stock Option will be equal to 1.5 times the number of RSUs. Mr. Turin will also participate in the Company’s Change in Control Plan (the “CIC Plan”), which provides for a severance payment to Mr. Turin upon a qualifying termination occurring within 24 months after a Change in Control (as defined in the CIC Plan and related Participation Agreement) equal to one times his base salary and annual target bonus, a pro-rated portion of any current year bonus, twelve months of continued benefits and full vesting of all outstanding equity awards provided that he remains in compliance with confidentiality, non-competition, non-solicitation and other covenants.

Mr. Port has entered into a Separation and Release Agreement with the Company providing the continued payment of Mr. Port’s salary at the rate in effect as of May 22, 2018 and continued benefits for a period of ten months following his separation date, and twelve months of accelerated vesting of unvested Stock Options and RSUs, as well as additional vesting of a portion of his 2018 RSU grant.

A copy of the press release relating to these announcements is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated May 22, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2018

ENERGY FOCUS, INC.

By:	/s/ Theodore L. Tewksbury, III
Name:	Theodore L. Tewksbury, III

Title:	Chief Executive Officer and President